Exhibit 10.1
OPTION TO PURCHASE REAL PROPERTY
     THIS CONTRACT is made and entered into this 8th day of September, 2006, by and between Erbin Regar Todd and Erbin Regar Todd, Jr., of Vernon County, Missouri, hereinafter called “Seller” and Ozark Ethanol, LLC, a Delaware Limited Liability Company, hereinafter called “Buyer”.
     WITNESSETH:
     1. Seller in consideration of the sum of $10,000 to him paid, the receipt and adequacy of which is hereby acknowledged, does by these presents grant to the buyer, such successors and assigns of the buyer, approved in writing by seller, the exclusive right to purchase upon the terms and conditions herein set out, on or before the 31st day of August 2007, the following described property located in Vernon County, Missouri, to-wit:
The Southwest Quarter (SW 1/4) of Section Eleven (11), Township Thirty-five (35), Range Thirty-two (32), Vernon County, Missouri, except that part lying South of the MKT Railroad and except that part heretofore conveyed for highway purposes.

The North Half (N 1/2) of the Southeast Quarter (SE 1/4) of Section Eleven (11), Township Thirty-five (35), Range Thirty-two (32), Vernon County, Missouri, except that part lying South of the MKT Railroad and that part taken by county road.

That part of the Southwest Quarter (SW 1/4) of the Southeast Quarter (SE 1/4) lying North of the Missouri-Kansas & Texas Railroad in Section Eleven (11), Township Thirty-five (35), Range Thirty-two (32), Vernon County, Missouri.

That part of the Southeast of the Southeast Quarter (SE 1/4) lying North of the railroad right-of-way in Section Eleven (11), Township Thirty-five (35), Range Thirty-two (32), Vernon County, Missouri.

2.	The purchase price will be the sum of $3,000 per acre, paid as follows:

a.	Buyer shall pay two-thirds of the total purchase price in cash on closing but must deposit said cash as provided in paragraph 8. The $10,000 option price paid by buyer to seller pursuant to paragraph 1, above, shall be credited against this cash payment at closing.

b.	Buyer shall pay at one-third of the total purchase price by issuing to seller Class A Units in Buyer having an aggregate value, determined as set forth below, of one-third of the total purchase price (the “Units”). The Units shall be issued in accordance with the provisions of Del. Code. Ann. Sections 18-301 and 18-501 and Article 3 of Buyer’s Limited Liability Company Agreement. The Units shall be issued in the name of Erbin Regar Todd and Erbin Regar Todd, Jr. as joint tenants with right of survivorship, and not as tenants in common. Upon issuance of Units as provided above and execution by Messrs. Erbin Regar Todd and Erbin Regar Todd, Jr., as joint tenants, of Buyer’s Limited Liability Company Agreement (or appropriate signature page thereto sufficient to bind the parties), Messrs. Erbin Regar Todd and Erbin Regar Todd, Jr., as joint tenants, shall be admitted as a Class A member of Buyer. The Units issued to Seller shall be valued at a price equal to the public offering price per unit of other Class A Units to investors on or about the date of closing. By way of example, if the total purchase price is $480,000.00 (160 acres at $3,000 per acre), and the public offering price on the date of closing is $2.00 per Class A Unit, Seller will be issued 80,000 Units (valued at $160,000 at $2.00 per Unit and comprising one-third of the $480,000 total purchase price). The above provision notwithstanding, Seller will receive Units valued at the lowest per unit price of any Class A Units sold in the public offering.
     3. Seller will convey property to the Buyer by general warranty deed, which shall be prepared and escrowed as soon as the Buyer designates the precise acreage the Buyer wishes to purchase.
     4. Buyer shall have the option of purchasing not less than 160 acres, nor more than the amount of land in the description provided above, which is believed to be approximately 232.27 acres.

     5. Seller will furnish the title company such information as the title company may request. The title company will prepare a title search at the cost of Buyer and promptly issue to Buyer a commitment to insure. The Buyer will have fifteen days after issuance of the commitment to examine the same and notify Seller in writing of any defects. Seller shall correct any such defects in a reasonable time provided that the defects are not corrected within ninety days thereof, either Buyer or Seller may cancel this option and this option shall be null and void except that the $10,000 option price will be retained by Seller as compensation for the inconvenience and damages occasioned by buyer’s land examination, crop damage and geotechnical testing of the property to be purchased.
     6. Taxes on the property will be prorated to the date of closing.
     7. The parties agree there are no improvements on the property at present.
     8. The option will be exercised by providing written notice to the Seller of the decision to exercise the option and deposit of the purchase price at a date of closing designated by the Buyer prior to the termination of the date of this option, conditioned however upon verification of share value as stated in paragraph 2 above.
     9. The parties designate Denman Land Title Company, Nevada, Missouri TEL: 417-667-3488, for purposes of the title work, title insurance and closing. All costs of searches, title insurance, title commitment, closing expenses, and recording will be paid by Buyer.
     10. Notice of election of Buyer shall be delivered by U.S. Certified Mail, with a copy to Seller and his son, Regar Todd, Jr., whose address is Route #1, Box 49, Nevada, Missouri 64772.
     11. In the event the Buyer elects to purchase less than the entire tract of approximately 232.37 acres, land not purchased must be part of the Southwest Quarter of Section

11, Township 35, Range 32. The north/south dimensions of the land not taken on both east and west must be of equal distance to the end the land not purchased will continue to join other land of Seller lying to the north. This configuration is required to permit Seller to continue to farm the land Buyer elects not to purchase lying north of the land conveyed.
     12. The entrance to any improvements constructed by Buyer will be located near the Southwest corner of the property purchased at a location approved by MoDOT.
     13. Buyer intends to drill a well, purify the water with reverse osmosis system, creating a discharge of brine in the purification process. This brine and any hazardous byproduct of the manufacturing process will be disposed of by the Buyer in a manner fully in compliance with federal, state, and local laws as the same may change from time to time. This provision will survive the closing.
     14. Buyer is obligated to name and maintain the designation of Erbin Regar Todd, Jr. as a member and director of the managing board of Buyer LLC and will provide copies of the organizational documents and such other information as may be reasonably requested so long as Units of the LLC are owned by Seller, his son, Erbin Regar Todd, Jr. or grandson, Erbin Regar “Trey” Todd, III. After Erbin Regar Todd, Jr., serves his first term, it is understood that he will need to stand for election to maintain a position on the governing body. Prior to closing Erbin Regar Todd, Jr. may attend board meetings and serve as an advisory director.
     15. Seller and/or his son, Regar Todd, Jr. and/or his grandson, Erbin Regar “Trey” Todd, III, shall have the pre-emptive right and option to lease for farming such portion of the land conveyed which Buyer does not use for production for a period of ten (10) years. The lease price shall be one-third of the production delivered to market less one-third of the cost of fertilizer, and chemicals. Seller’s family’s rights created by this provision shall not be subject to assignment. The above provisions notwithstanding, buyer may sell a portion of the property not utilized for Buyer’s production and if it does so the lease rights of Seller are terminated as to the property sold without liability of Buyer to Seller. Further, the Buyer may change the portion of the land purchased being used in its production, from time to time, at Buyer’s sole discretion, thus removing portions of the property purchased from the lease without liability to the Seller.
     16. Buyer may at buyer’s option and expense, prior to exercise of this option, enter upon the property for the purpose of making such tests, inspections, and examinations as buyer deems necessary in order to determine the suitability of the property for the construction and operation of an ethanol plant, including but not limited to, core drilling and the taking of soil samples. Buyer shall promptly restore the surface of the land to its condition existing before such tests, and buyer shall indemnify and hold seller harmless from and against any and all liability, costs, and expense (including crop damages) in connection with claims resulting from buyer’s performance of such tests.
     IN WITNESS WHEREOF, the parties have executed this agreement this 8th day of September, 2006.

SELLER:
/s/ Erbin Regar Todd
Erbin Regar Todd

/s/ Erbin Regar Todd, Jr.
Erbin Regar Todd, Jr.

BUYER: Ozark Ethanol, LLC
By:	/s/ Jim McClendon
Jim McClendon
Authorized person in this LLC

ACKNOWLEDGMENT

STATE OF MISSOURI	)
) ss.
COUNTY OF VERNON	)
     On this 8th day of September 2006 before me personally appeared Erbin Regar Todd, a widower by the death of his wife, Margaret Agnes Todd, who died on the 26th day of January 1998, and who is buried at the Newton Cemetery, Nevada, Missouri, from whom he was never divorced, not having since her death remarried, and Erbin Regar Todd, Jr., both to me known to be the persons described in and who executed the foregoing instrument and acknowledged that they executed the same as their free act and deed.
     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal at my office in Nevada, Missouri, the day and year first above written.

(SEAL)	Lynne Shupe	/s/ Lynne Shupe
	Notary Public-Notary Seal STATE OF MISSOURI	Notary Public, State of Missouri
Vernon County
Commission # 05404133
My Commission Expires: 05-22-08
ACKNOWLEDGMENT

STATE OF MISSOURI	)
) ss.
COUNTY OF VERNON	)
     On this 8th day of September 2006 before me personally appeared Jim McClendon, Chairman of Ozark Ethanol, LLC, a Delaware LLC, authorized to do business in the State of Missouri, to me known to be the person described in and who executed the foregoing instrument and acknowledged that he executed the same and that said instrument was signed and sealed in behalf of this limited liability company by authority of the its members and acknowledges the said instrument to be the free act and deed of said limited liability company, Ozark Ethanol, LLC.
     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal at my office in Nevada, Missouri, the day and year first above written.

(SEAL)	Lynne Shupe Notary Public-Notary Seal STATE OF MISSOURI	/s/ Lynne Shupe Notary Public, State of Missouri
Vernon County
Commission # 05404133
My Commission Expires: 05-22-08